EXHIBIT 99.1
NEWS RELEASE
For more information, contact:
Kenneth Schellenberg
FBCInvestorRelations@flagstar.com
(248) 312-5741

Flagstar Bancorp Reports First Quarter 2019 Net Income of $36 million, or $0.63 Per Diluted Share

Key Highlights - First Quarter 2019

•	Adjusted net income of $37 million, or $0.64 per diluted share, excluding costs related to the Wells Fargo branch acquisition.

•	Successfully completed the integration of the 52 Wells Fargo branches acquired in December while experiencing only 4.9 percent deposit attrition.

•	Adjusted net interest income grew $3 million to $126 million, reflecting full quarter benefit from acquired deposits and continued growth in LHFI portfolio.

•	Mortgage revenues increased $11 million from prior quarter, led by an increase in fallout-adjusted locks and margin expansion of 12 basis points, partially offset by lower net return on MSRs.

•	Total serviced accounts increased 13 percent from last quarter to 962,000.

•	Exceptional asset quality with minimal net charge-offs, low delinquencies, no nonperforming commercial loans and strong allowance for loan loss coverage.

TROY, Mich., April 23, 2019 - Flagstar Bancorp, Inc. (NYSE: FBC), the holding company for Flagstar Bank, FSB, today reported first quarter 2019 net income of $36 million, or $0.63 per diluted share, compared to fourth quarter 2018 net income of $54 million, or $0.93 per diluted share. On an adjusted basis, Flagstar reported net income of 37 million, or $0.64 per diluted share, for the first quarter 2019, compared to net income of $42 million, or $0.72 per diluted share, for the fourth quarter 2018. For the first quarter 2018, Flagstar reported net income of $35 million, or $0.60 per diluted share.

First Quarter 2019 Highlights:

"In the first quarter, we took another step in the continued transformation of our company. Thanks to our success in executing our business plan, we were pleased to initiate a quarterly dividend and a $50 million share buyback to return value to our shareholders,” said Alessandro DiNello, president and chief executive officer of Flagstar Bancorp, Inc. “These actions, coupled with our strong first quarter results, demonstrate the progress we have made to diversify our franchise and deliver strong results.

“Our banking and mortgage servicing businesses had another solid quarter. Deposit costs were 3 basis points lower, reflecting a full quarter of lower cost deposits from the Wells Fargo branch acquisition. We are also pleased that four months after conversion, we have experienced deposit attrition of only 4.9 percent, substantially better than our 10 percent target and the 17 percent we modeled. Net interest margin expanded 10 basis points to 3.09 percent compared to an adjusted fourth quarter net interest margin of 2.99 percent. Total serviced accounts increased 13 percent to 962,000, continuing growth in a segment that provides both a stable source of fee income and liquidity.

“Our mortgage team delivered for the quarter, maintaining pricing and expense discipline in a very competitive mortgage environment, and then when the market turned favorable late in the quarter, our team was well positioned to take advantage of the opportunity. Fallout-adjusted locks increased 25 percent to $6.6 billion and gain on sale margin expanded for the second consecutive quarter. The improvement in net gain on loan sales more than offset lower net return on MSRs.

"Overall, I am pleased with our first quarter results and feel we are well positioned to continue to produce value for our shareholders."

Income Statement Highlights
	Three Months Ended
	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
	(Dollars in millions)
Net interest income	$126	$152	$124	$115	$106
Provision (benefit) for loan losses	—	(5)	(2)	(1)	—
Noninterest income	109	98	107	123	111
Noninterest expense	191	189	173	177	173
Income before income taxes	44	66	60	62	44
Provision for income taxes	8	12	12	12	9
Net income	$36	$54	$48	$50	$35

Income per share:
Basic	$0.64	$0.94	$0.84	$0.86	$0.61
Diluted	$0.63	$0.93	$0.83	$0.85	$0.60

Adjusted Income Statement Highlights (Non-GAAP) (1)
	Three Months Ended
	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
	(Dollars in millions)
Net interest income	$126	$123	$124	$115	$106
Provision (benefit) for loan losses	—	(5)	(2)	(1)	—
Noninterest income	109	98	107	123	111
Noninterest expense	190	175	172	177	173
Income before income taxes	45	51	61	62	44
Provision for income taxes	8	9	12	12	9
Net income	$37	$42	$49	$50	$35

Income per share:
Basic	$0.65	$0.73	$0.86	$0.86	$0.61
Diluted	$0.64	$0.72	$0.85	$0.85	$0.60

(1)	See Non-GAAP Reconciliation for further information.

Key Ratios
	Three Months Ended					Change (bps)
	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	Seq	Yr/Yr
Net interest margin	3.09%	3.70%	2.93%	2.86%	2.76%	(61)	33
Adjusted net interest margin (1)	3.09%	2.99%	2.93%	2.86%	2.76%	10	33
Return on average assets	0.8%	1.2%	1.0%	1.1%	0.8%	(40)	—
Return on average common equity	9.2%	14.0%	12.8%	13.5%	9.9%	(480)	(70)
Efficiency ratio	81.3%	75.7%	74.6%	74.4%	79.7%	560	160
HFI loan-to-deposit ratio	71.0%	74.7%	78.3%	80.5%	79.9%	(370)	(890)
Adjusted HFI loan-to-deposit ratio (2)	77.0%	77.3%	77.8%	78.1%	83.9%	(30)	(690)

(1)
The three months ended December 31, 2018, excludes $29 million of hedging gains reclassified from AOCI to net interest income in conjunction with the payment of long-term FHLB advances. See Non-GAAP Reconciliation for further information.

(2)	Excludes warehouse loans and custodial deposits.

Average Balance Sheet Highlights
	Three Months Ended					% Change
	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	Seq	Yr/Yr
	(Dollars in millions)
Average interest-earning assets	$16,294	$16,391	$16,786	$15,993	$15,354	(1)%	6%
Average loans held-for-sale (LHFS)	3,266	3,991	4,393	4,170	4,231	(18)%	(23)%
Average loans held-for-investment (LHFI)	9,164	8,916	8,872	8,380	7,487	3%	22%
Average total deposits	12,906	11,942	11,336	10,414	9,371	8%	38%

Net Interest Income

Net interest income decreased $26 million to $126 million for the first quarter 2019, as compared to the fourth quarter 2018. However, the fourth quarter included the recognition of $29 million of hedging gains in conjunction with the Wells Fargo branch acquisition. Excluding hedging gains, the Company's net interest income rose $3 million. This reflected the full quarter benefit of using lower cost deposits from the acquisition to reduce Federal Home Loan Bank advances. This action was partially offset by seasonal declines in loans held-for-sale and warehouse loans. Net interest margin rose 10 basis points to 3.09 percent for the first quarter 2019 as compared to adjusted net interest margin for the fourth quarter 2018.

Loans held-for-investment averaged $9.2 billion for the first quarter 2019, increasing $248 million from the prior quarter. During the first quarter 2019, average commercial real estate and commercial and industrial loans rose $328 million, or 9 percent. This increase was partially offset by a $162 million drop in warehouse loans due to anticipated seasonal factors. Average consumer loans rose $82 million, or 2 percent, driven primarily by growth in non-auto indirect loans and the full quarter impact from consumer loans acquired as part of the Wells Fargo branch acquisition.

Average total deposits were $12.9 billion in the first quarter 2019, increasing $964 million, or 8 percent from the fourth quarter 2018, driven by the full quarter impact of Wells Fargo branch deposits and higher custodial deposits, which rose $402 million, or 19 percent, driven by a 13 percent increase in serviced accounts.

Provision for Loan Losses

The Company had no provision for loan losses for first quarter 2019, as compared to a benefit of $5 million for the fourth quarter 2018. The lack of provision expense reflected strong asset quality and a low level of net charge-offs in the quarter.

Noninterest Income

Noninterest income increased $11 million, or 11 percent, to $109 million in the first quarter 2019, as compared to $98 million for the fourth quarter 2018. The increase was primarily driven by higher net gain on loan sales, net loan administration income and deposit fee income, partially offset by lower net return on MSRs and seasonally lower fee income.

First quarter 2019 net gain on loan sales increased $15 million, or 44 percent, to $49 million, versus $34 million in the fourth quarter 2018. The results reflected improvement in the mortgage environment late in the quarter which drove fallout-adjusted locks higher and an expansion of gain on sale margin. Fallout-adjusted locks increased 25 percent to $6.6 billion. The net gain on loan sale margin increased 12 basis points to 0.72 percent for the first quarter 2019, as compared to 0.60 percent for the fourth quarter 2018.

Mortgage Metrics
						Change (% / bps)
	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	Seq	Yr/Yr
	(Dollars in millions)
For the three months ended:
Mortgage rate lock commitments (fallout-adjusted) (1)	$6,602	$5,284	$8,290	$9,011	$7,722	25%	(15)%
Net margin on mortgage rate lock commitments (fallout-adjusted) (1) (2)	0.72%	0.60%	0.51%	0.71%	0.77%	12	(5)
Net gain on loan sales	$49	$34	$43	$63	$60	44%	(18)%
Net return on the mortgage servicing rights (MSR)	$6	$10	$13	$9	$4	(40)%	50%
Gain on loan sales + net return on the MSR	$55	$44	$56	$72	$64	25%	(14)%
At the end of the period:
Loans serviced (number of accounts - 000's) (3)	962	851	627	543	476	13%	102%
Capitalized value of MSRs	1.27%	1.35%	1.43%	1.34%	1.27%	(8)	—
(1) Fallout-adjusted mortgage rate lock commitments are adjusted by a percentage of mortgage loans in the pipeline that are not expected to close based on previous historical experience and the level of interest rates.

(2) Gain on sale margin is based on net gain on loan sales (excludes net gain on loan sales of $2 million from loans transferred from LHFI during both the three months ended March 31, 2019 and December 31, 2018) to fallout-adjusted mortgage rate lock commitments.

(3) Includes loans serviced for own loan portfolio, serviced for others, and subserviced for others.

Net return on mortgage servicing rights decreased $4 million, resulting in a net gain of $6 million for the first quarter 2019, as compared to a net gain of $10 million for the fourth quarter 2018. The decrease from the prior quarter reflected an increase in runoff due to lower interest rates and smaller benefit from the collection of contingencies related to MSR sales in prior periods.

Deposit fee income increased to $8 million for the first quarter 2019, as compared to $6 million for the fourth quarter 2018. The increase was driven by the full quarter benefit from the acquired Wells Fargo branches, despite continued fee waivers to assist customers during the Wells Fargo branch transition.

Noninterest Expense

Noninterest expense increased to $191 million for the first quarter 2019, as compared to $189 million for the fourth quarter 2018. Excluding acquisition costs of $1 million in the first quarter 2019 and $14 million in the fourth quarter 2018, adjusted noninterest expense in the first quarter 2019 was $190 million or $15 million higher than fourth quarter 2018. The increase is attributable to seasonally higher payroll taxes, employee benefits and a full quarter of expenses related to the 52 Wells Fargo branches acquired in December 2018.

The Company's efficiency ratio was 81 percent for the first quarter 2019, as compared to 76 percent for the fourth quarter 2018. Excluding hedging gains and expenses related to the acquisition of Wells Fargo branches, the adjusted efficiency ratio was 79 percent in the fourth quarter 2018.

Income Taxes

The first quarter 2019 provision for income taxes totaled $8 million, compared to $12 million for the fourth quarter 2018. The Company's effective tax rate was 18 percent for the first quarter 2019, consistent with our effective tax rate for the fourth quarter 2018.

Asset Quality

Credit Quality Ratios
	As of/Three Months Ended					Change (% / bps)
	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	Seq	Yr/Yr
	(Dollars in millions)
Allowance for loan loss to LHFI	1.3%	1.4%	1.5%	1.5%	1.7%	(10)	(40)
Charge-offs, net of recoveries	$1	$1	$1	$1	$1	—%	—%
Total nonperforming LHFI and TDRs	$24	$22	$25	$27	$29	9%	(17)%
Net charge-offs to LHFI ratio (annualized)	0.05%	0.04%	0.05%	0.02%	0.06%	1	(1)
Ratio of nonperforming LHFI and TDRs to LHFI	0.24%	0.24%	0.28%	0.30%	0.35%	0	(11)

The allowance for loan losses was $127 million at March 31, 2019, compared to $128 million at December 31, 2018. The allowance for loan losses covered 1.3 percent of loans held-for-investment at March 31, 2019, as compared to 1.4 percent of loans held-for-investment at December 31, 2018.

Net charge-offs in the first quarter 2019 were $1 million, or 5 basis points of LHFI, compared to $1 million, or 4 basis points in the prior quarter.

Nonperforming loans were $24 million at March 31, 2019, compared to $22 million at December 31, 2018. The ratio of nonperforming loans to loans held-for-investment was 0.24 percent at March 31, 2019, consistent with the ratio at December 31, 2018. At March 31, 2019, early stage loan delinquencies totaled $9 million, or 0.09 percent of total loans, compared to $7 million, or 0.08 percent at December 31, 2018. There were no commercial loan delinquencies greater than 90 days at March 31, 2019.

Capital

Capital Ratios (Bancorp)						Change (% / bps)
	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	Seq	Yr/Yr
Tangible common equity to assets ratio (1)	7.16%	7.45%	7.74%	7.74%	7.65%	(29)	(49)
Tier 1 leverage (to adj. avg. total assets)	8.37%	8.29%	8.36%	8.65%	8.72%	8	(35)
Tier 1 common equity (to RWA)	9.69%	10.54%	11.01%	10.84%	10.80%	(85)	(111)
Tier 1 capital (to RWA)	11.51%	12.54%	13.04%	12.86%	12.90%	(103)	(139)
Total capital (to RWA)	12.49%	13.63%	14.20%	14.04%	14.14%	(114)	(165)
MSRs to Tier 1 capital	18.3%	19.3%	20.3%	16.9%	16.2%	(100)	210
Tangible book value per share (1)	$24.65	$23.90	$25.13	$24.37	$23.62	3%	4%

(1)	See Non-GAAP Reconciliation for further information.

The Company maintained a robust capital position with regulatory ratios well above current regulatory quantitative guidelines for "well capitalized" institutions. At March 31, 2019, the Company had a total risk-based capital ratio of

12.49 percent, as compared to 13.63 percent at December 31, 2018. The decrease in the ratio resulted primarily from balance sheet growth and share buyback, partially offset by earnings retention.

Under the terms of recently proposed changes to regulatory capital requirements, the Company's Tier 1 leverage ratio would have increased approximately 55 basis points and risk-based capital ratios by approximately 25-40 basis points at March 31, 2019 (pro forma basis).

Earnings Conference Call

As previously announced, the Company's first quarter 2019 earnings call will be held Tuesday, April 23, 2019 at 11 a.m. (ET).

To join the call, please dial (800) 289-0438 toll free or (786) 789-4783 and use passcode 9789633. Please call at least 10 minutes before the conference is scheduled to begin. A replay will be available for five business days by calling (888) 203-1112 toll free or (719) 457-0820 and using passcode 9789633.

The conference call will also be available as a live audiocast on the Investor Relations section of flagstar.com, where it will be archived and available for replay and download. The slide presentation accompanying the conference call will be posted on the site.

About Flagstar

Flagstar Bancorp, Inc. (NYSE: FBC) is an $19.4 billion savings and loan holding company headquartered in Troy, Mich. Flagstar Bank, FSB, provides commercial, small business, and consumer banking services through 160 branches in Michigan, Indiana, California, Wisconsin and Ohio. It also provides home loans through a wholesale network of brokers and correspondents in all 50 states, as well as 72 retail locations in 22 states, representing the combined retail branches of Flagstar and its Opes Advisors mortgage division. Flagstar is a leading national originator and servicer of mortgage and other consumer loans, handling payments and record keeping for $200 billion of loans representing 962,000 borrowers. For more information, please visit flagstar.com.

Use of Non-GAAP Financial Measures

In addition to results presented in accordance with GAAP, this news release includes non-GAAP financial measures, such as tangible book value per share, tangible common equity to assets ratio, return on average tangible equity, adjusted return on average tangible equity, adjusted return on average assets, adjusted net income, adjusted basic and diluted earnings per share, adjusted noninterest expense, adjusted net interest income, adjusted net interest margin, adjusted income before taxes, adjusted provision for income taxes, adjusted efficiency ratio and adjusted HFI loan-to-deposit ratio. The Company believes these non-GAAP financial measures provide additional information that is useful to investors in helping to understand the capital requirements Flagstar will face in the future and underlying performance and trends of Flagstar.

Non-GAAP financial measures have inherent limitations. Readers should be aware of these limitations and should be cautious with respect to the use of such measures. To compensate for these limitations, we use non-GAAP measures as comparative tools, together with GAAP measures, to assist in the evaluation of our operating performance or financial condition. Also, we ensure that these measures are calculated using the appropriate GAAP or regulatory components in their entirety and that they are computed in a manner intended to facilitate consistent period-to-period comparisons. Flagstar’s method of calculating these non-GAAP measures may differ from methods used by other companies. These non-GAAP measures should not be considered in isolation or as a substitute for those financial measures prepared in accordance with GAAP or in-effect regulatory requirements.

Where non-GAAP financial measures are used, the most directly comparable GAAP or regulatory financial measure, as well as the reconciliation to the most directly comparable GAAP or regulatory financial measure, can be found in this news release. Additional discussion of the use of non-GAAP measures can also be found in conference call slides, the Form 8-K Current Report related to this news release and in periodic Flagstar reports filed with the U.S. Securities and Exchange Commission. These documents can all be found on the Company’s website at flagstar.com.

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of Flagstar Bancorp, Inc.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The Company's actual results could differ materially from those described in the forward-looking statements depending upon various factors as described in periodic Flagstar reports filed with the U.S. Securities and Exchange Commission, which are available on the Company’s website (flagstar.com) and on the Securities and Exchange Commission's website (sec.gov). Other than as required under United States securities laws, Flagstar Bancorp does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Flagstar Bancorp, Inc.
Consolidated Statements of Financial Condition
(Dollars in millions)
(Unaudited)

	March 31, 2019	December 31, 2018	March 31, 2018
Assets
Cash	$268	$260	$121
Interest-earning deposits	122	148	122
Total cash and cash equivalents	390	408	243
Investment securities available-for-sale	2,142	2,142	1,918
Investment securities held-to-maturity	683	703	771
Loans held-for-sale	3,874	3,869	4,743
Loans held-for-investment	9,936	9,088	8,134
Loans with government guarantees	470	392	286
Less: allowance for loan losses	(127)	(128)	(139)
Total loans held-for-investment and loans with government guarantees, net	10,279	9,352	8,281
Mortgage servicing rights	278	290	239
Net deferred tax asset	90	103	130
Federal Home Loan Bank stock	303	303	303
Premises and equipment, net	414	390	348
Goodwill and intangible assets	182	190	72
Other assets	810	781	688
Total assets	$19,445	$18,531	$17,736
Liabilities and Stockholders' Equity
Noninterest bearing deposits	$4,016	$2,989	$2,391
Interest bearing deposits	9,437	9,391	7,595
Total deposits	13,453	12,380	9,986
Short-term Federal Home Loan Bank advances and other	3,101	3,244	4,153
Long-term Federal Home Loan Bank advances	250	150	1,280
Other long-term debt	495	495	494
Other liabilities	572	692	396
Total liabilities	17,871	16,961	16,309
Stockholders' Equity
Common stock	1	1	1
Additional paid in capital	1,476	1,522	1,514
Accumulated other comprehensive loss	(31)	(47)	(30)
Retained earnings/(accumulated deficit)	128	94	(58)
Total stockholders' equity	1,574	1,570	1,427
Total liabilities and stockholders' equity	$19,445	$18,531	$17,736

Flagstar Bancorp, Inc. Condensed Consolidated Statements of Operations (Dollars in millions, except per share data) (Unaudited)

						First Quarter 2019 Compared to:
	Three Months Ended					Fourth Quarter 2018		First Quarter 2018
	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	Amount	Percent	Amount	Percent
Interest Income
Total interest income	$180	$181	$183	$167	$152	$(1)	(1)%	$28	18%
Total interest expense	54	29	59	52	46	25	86%	8	17%
Net interest income	126	152	124	115	106	(26)	(17)%	20	19%
Provision (benefit) for loan losses	—	(5)	(2)	(1)	—	5	(100)%	—	N/M
Net interest income after provision (benefit) for loan losses	126	157	126	116	106	(31)	(20)%	20	19%
Noninterest Income
Net gain on loan sales	49	34	43	63	60	15	44%	(11)	(18)%
Loan fees and charges	17	20	23	24	20	(3)	(15)%	(3)	(15)%
Net return on the mortgage servicing rights	6	10	13	9	4	(4)	(40)%	2	50%
Loan administration income	11	8	5	5	5	3	38%	6	120%
Deposit fees and charges	8	6	5	5	5	2	33%	3	60%
Other noninterest income	18	20	18	17	17	(2)	(10)%	1	6%
Total noninterest income	109	98	107	123	111	11	11%	(2)	(2)%
Noninterest Expense
Compensation and benefits	87	82	76	80	80	5	6%	7	9%
Occupancy and equipment	38	36	31	30	30	2	6%	8	27%
Commissions	13	16	21	25	18	(3)	(19)%	(5)	(28)%
Loan processing expense	17	16	14	15	14	1	6%	3	21%
Legal and professional expense	6	9	7	6	6	(3)	(33)%	—	—%
Federal insurance premiums	4	4	6	6	6	—	—%	(2)	(33)%
Intangible asset amortization	4	3	1	1	—	1	33%	4	N/M
Other noninterest expense	22	23	17	14	19	(1)	(4)%	3	16%
Total noninterest expense	191	189	173	177	173	2	1%	18	10%
Income before income taxes	44	66	60	62	44	(22)	(33)%	—	—%
Provision for income taxes	8	12	12	12	9	(4)	(33)%	(1)	(11)%
Net income	$36	$54	$48	$50	$35	$(18)	(33)%	$1	3%
Income per share
Basic	$0.64	$0.94	$0.84	$0.86	$0.61	$(0.30)	(32)%	$0.03	5%
Diluted	$0.63	$0.93	$0.83	$0.85	$0.60	$(0.30)	(32)%	$0.03	5%

Cash dividends declared	$0.04	$—	$—	$—	$—	$0.04	100%	$0.04	100%
N/M - Not meaningful

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial and Statistical Data
(Dollars in millions, except share data)
(Unaudited)

	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
Selected Mortgage Statistics:
Mortgage rate lock commitments (fallout-adjusted) (1)	$6,602	$5,284	$7,722
Mortgage loans originated (2)	$5,513	$6,340	$7,886
Mortgage loans sold and securitized	$5,170	$7,146	$7,247
Selected Ratios:
Interest rate spread	2.69%	3.52%	2.54%
Adjusted interest rate spread (3) (4)	2.69%	2.63%	2.54%
Net interest margin	3.09%	3.70%	2.76%
Adjusted net interest margin (4)	3.09%	2.99%	2.76%
Net margin on loans sold and securitized	0.92%	0.44%	0.82%
Return on average assets	0.79%	1.17%	0.82%
Adjusted return on average assets (4)(5)	0.80%	0.91%	0.82%
Return on average common equity	9.16%	13.98%	9.94%
Return on average tangible common equity (6)	11.55%	15.88%	10.21%
Adjusted return on average tangible common equity (4) (5) (6)	11.78%	12.44%	10.21%
Efficiency ratio	81.3%	75.7%	79.7%
Common equity-to-assets ratio (average for the period)	8.59%	8.41%	8.27%
Average Balances:
Average common shares outstanding	56,897,799	57,628,561	57,356,654
Average fully diluted shares outstanding	57,586,100	58,385,354	58,314,385
Average interest-earning assets	$16,294	$16,391	$15,354
Average interest-bearing liabilities	$12,505	$13,046	$12,974
Average stockholders' equity	$1,583	$1,548	$1,414

(1)
Fallout-adjusted mortgage rate lock commitments are adjusted by a percentage of mortgage loans in the pipeline that are not expected to close based on previous historical experience and the level of interest rates.

(2)	Includes residential first mortgage.

(3)
Interest rate spread is the difference between the annualized yield earned on average interest-earning assets for the period and the annualized rate of interest paid on average interest-bearing liabilities for the period.

(4)	The three months ended December 31, 2018 excludes $29 million of hedging gains reclassified from AOCI to net interest income in conjunction with the payment of long-term FHLB advances.

(5)	Excludes acquisition-related expenses attributable to the Wells Fargo branch acquisition of $1 million and $14 million for the three months ended March 31, 2019 and December 31, 2018, respectively.

(6)	Excludes goodwill, intangible assets and the associated amortization.

	March 31, 2019	December 31, 2018	March 31, 2018
Selected Statistics:
Book value per common share	$27.86	$27.19	$24.87
Tangible book value per share (1)	$24.65	$23.90	$23.62
Number of common shares outstanding	56,480,086	57,749,464	57,399,993
Number of FTE employees	3,996	3,938	3,659
Number of bank branches	160	160	107
Ratio of nonperforming assets to total assets (2)	0.17%	0.16%	0.19%
Common equity-to-assets ratio	8.09%	8.47%	8.05%
MSR Key Statistics and Ratios:
Weighted average service fee (basis points)	38.0	35.8	30.4
Capitalized value of mortgage servicing rights	1.27%	1.35%	1.27%
Mortgage servicing rights to Tier 1 capital	18.3%	19.3%	16.2%

(1)
Excludes goodwill and intangibles of $182 million, $190 million, and $72 million at March 31, 2019, December 31, 2018, and March 31, 2018, respectively. See Non-GAAP Reconciliation for further information.

(2)	Ratio excludes LHFS.

Average Balances, Yields and Rates
(Dollars in millions)
(Unaudited)

	Three Months Ended
	March 31, 2019			December 31, 2018			March 31, 2018
	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate
Interest-Earning Assets
Loans held-for-sale	$3,266	$38	4.72%	$3,991	$48	4.78%	$4,231	$44	4.12%
Loans held-for-investment
Residential first mortgage	3,044	28	3.64%	3,115	29	3.68%	2,773	23	3.41%
Home equity	745	10	5.63%	717	10	5.43%	668	9	5.21%
Other	356	6	7.11%	231	3	6.06%	27	—	4.56%
Total Consumer loans	4,145	44	4.30%	4,063	42	4.12%	3,468	32	3.76%
Commercial Real Estate	2,250	33	5.66%	2,171	31	5.52%	1,954	24	4.87%
Commercial and Industrial	1,594	21	5.39%	1,345	19	5.48%	1,217	16	5.21%
Warehouse Lending	1,175	16	5.47%	1,337	18	5.29%	848	11	5.14%
Total Commercial loans	5,019	70	5.53%	4,853	68	5.45%	4,019	51	5.03%
Total loans held-for-investment	9,164	114	4.97%	8,916	110	4.84%	7,487	83	4.44%
Loans with government guarantees	455	3	2.96%	350	2	2.72%	291	3	3.72%
Investment securities	3,258	24	2.91%	2,996	21	2.84%	3,233	22	2.69%
Interest-earning deposits	151	1	2.77%	138	—	1.55%	112	—	1.67%
Total interest-earning assets	16,294	$180	4.43%	16,391	$181	4.39%	15,354	$152	3.95%
Other assets	2,144			2,022			1,736
Total assets	$18,438			$18,413			$17,090
Interest-Bearing Liabilities
Retail deposits
Demand deposits	$1,220	$2	0.68%	$1,072	$3	1.02%	$548	$—	0.26%
Savings deposits	3,089	7	0.95%	3,075	7	0.91%	3,490	7	0.81%
Money market deposits	778	1	0.27%	446	—	0.41%	205	—	0.44%
Certificates of deposit	2,488	13	2.13%	2,274	11	1.88%	1,619	6	1.45%
Total retail deposits	7,575	23	1.22%	6,867	21	1.22%	5,862	13	0.92%
Government deposits
Demand deposits	305	—	0.63%	269	1	0.67%	241	—	0.55%
Savings deposits	568	3	1.75%	602	3	1.69%	483	2	1.11%
Certificates of deposit	297	1	1.94%	313	1	1.76%	401	1	1.19%
Total government deposits	1,170	4	1.51%	1,184	5	1.48%	1,125	3	1.02%
Wholesale deposits and other	387	2	2.23%	625	3	2.08%	171	1	1.91%
Total interest-bearing deposits	9,132	29	1.30%	8,676	29	1.31%	7,158	17	0.96%
Short-term FHLB advances and other	2,725	17	2.54%	2,954	18	2.39%	4,032	15	1.53%
Long-term FHLB advances	153	1	1.54%	921	(25)	(10.65)%	1,290	7	2.10%
Less: Swap gain reclassified out of OCI (1)		—			29			—
Adjusted long-term FHLB advances (1)	153	1	1.54%	921	4	1.97%	1,290	7	2.10%
Other long-term debt	495	7	5.90%	495	7	5.65%	494	7	5.37%
Adjusted total interest-bearing liabilities (1)	12,505	54	1.75%	13,046	58	1.76%	12,974	46	1.41%
Noninterest-bearing deposits (2)	3,774			3,266			2,213
Other liabilities	576			553			489
Stockholders' equity	1,583			1,548			1,414
Total liabilities and stockholders' equity	$18,438			$18,413			$17,090
Net interest-earning assets	$3,789			$3,345			$2,380
Net interest income (1)		$126			$123			$106
Adjusted interest rate spread (1) (3)			2.69%			2.63%			2.54%
Adjusted net interest margin (1) (4)			3.09%			2.99%			2.76%
Ratio of average interest-earning assets to interest-bearing liabilities			130.3%			125.6%			118.3%
Total average deposits	$12,906			$11,942			$9,371

(1)	The three months ended December 31, 2018 excludes $29 million of hedging gains reclassified from AOCI in conjunction with the payment of long-term FHLB advances.

(2)	Includes noninterest-bearing custodial deposits that arise due to the servicing of loans for others.

(3)	Interest rate spread is the difference between rate of interest earned on interest-earning assets and rate of interest paid on interest-bearing liabilities.

(4)	Net interest margin is net interest income divided by average interest-earning assets.

Earnings Per Share
(Dollars in millions, except share data)
(Unaudited)

	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
Net income	$36	$54	$35
Weighted average shares
Weighted average common shares outstanding	56,897,799	57,628,561	57,356,654
Effect of dilutive securities
Stock-based awards	692,473	756,793	957,731
Weighted average diluted common shares	57,590,272	58,385,354	58,314,385
Earnings per common share
Basic earnings per common share	$0.64	$0.94	$0.61
Effect of dilutive securities
Stock-based awards	(0.01)	(0.01)	(0.01)
Diluted earnings per common share	$0.63	$0.93	$0.60

Regulatory Capital - Bancorp
(Dollars in millions)
(Unaudited)

	March 31, 2019		December 31, 2018		March 31, 2018
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 leverage (to adjusted avg. total assets)	$1,520	8.37%	$1,505	8.29%	$1,475	8.72%
Total adjusted avg. total asset base	$18,171		$18,158		$16,918
Tier 1 common equity (to risk weighted assets)	$1,280	9.69%	$1,265	10.54%	$1,235	10.80%
Tier 1 capital (to risk weighted assets)	$1,520	11.51%	$1,505	12.54%	$1,475	12.90%
Total capital (to risk weighted assets)	$1,650	12.49%	$1,637	13.63%	$1,617	14.14%
Risk-weighted asset base	$13,209		$12,006		$11,440

Regulatory Capital - Bank
(Dollars in millions)
(Unaudited)

	March 31, 2019		December 31, 2018		March 31, 2018
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 leverage (to adjusted avg. total assets)	$1,641	9.04%	$1,574	8.67%	$1,537	9.08%
Total adjusted avg. total asset base	$18,155		$18,151		$16,926
Tier 1 common equity (to risk weighted assets)	$1,641	12.44%	$1,574	13.12%	$1,537	13.42%
Tier 1 capital (to risk weighted assets)	$1,641	12.44%	$1,574	13.12%	$1,537	13.42%
Total capital (to risk weighted assets)	$1,771	13.42%	$1,705	14.21%	$1,679	14.66%
Risk-weighted asset base	$13,193		$11,997		$11,449

Loans Serviced
(Dollars in millions)
(Unaudited)

	March 31, 2019		December 31, 2018		March 31, 2018
	Unpaid Principal Balance (1)	Number of accounts	Unpaid Principal Balance (1)	Number of accounts	Unpaid Principal Balance (1)	Number of accounts
Subserviced for others (2)	$170,476	814,248	$146,040	705,149	$77,748	360,396
Serviced for others	21,925	90,622	21,592	88,434	18,767	77,426
Serviced for own loan portfolio (3)	7,631	56,687	7,438	57,401	7,653	38,291
Total loans serviced	$200,032	961,557	$175,070	850,984	$104,168	476,113

(1)	UPB, net of write downs, does not include premiums or discounts.

(2)	Includes temporary short-term subservicing performed as a result of sales of servicing-released mortgage servicing rights. Includes repossessed assets.

(3)
Includes loans held-for-investment (residential first mortgage, home equity and other consumer), loans-held-for-sale (residential first mortgage), loans with government guarantees (residential first mortgage), and repossessed assets.

Loans Held-for-Investment
(Dollars in millions)
(Unaudited)

	March 31, 2019		December 31, 2018		March 31, 2018
Consumer loans
Residential first mortgage	$3,100	31.2%	$2,999	33.0%	$2,818	34.6%
Home equity	796	8.0%	731	8.0%	671	8.3%
Other	433	4.4%	314	3.5%	25	0.3%
Total consumer loans	4,329	43.6%	4,044	44.5%	3,514	43.2%
Commercial loans
Commercial real estate	2,324	23.4%	2,152	23.7%	1,985	24.4%
Commercial and industrial	1,651	16.6%	1,433	15.8%	1,228	15.1%
Warehouse lending	1,632	16.4%	1,459	16.0%	1,407	17.3%
Total commercial loans	5,607	56.4%	5,044	55.5%	4,620	56.8%
Total loans held-for-investment	$9,936	100.0%	$9,088	100.0%	$8,134	100.0%

Allowance for Loan Losses
(Dollars in millions)
(Unaudited)

	As of/For the Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
Allowance for loan losses
Residential first mortgage	$35	$38	$47
Home equity	16	15	21
Other	4	3	1
Total consumer loans	55	56	69
Commercial real estate	36	48	44
Commercial and industrial	30	18	20
Warehouse lending	6	6	6
Total commercial loans	72	72	70
Total allowance for loan losses	$127	$128	$139

Allowance for Loan Losses
(Dollars in millions)
(Unaudited)

	For the Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
Beginning balance	$128	$134	$140
Provision (benefit) for loan losses	—	(5)	—
Charge-offs
Total consumer loans	(2)	(2)	(2)
Total charge-offs	$(2)	$(2)	$(2)
Recoveries
Total consumer loans	1	1	1
Total recoveries	1	1	1
Charge-offs, net of recoveries	(1)	(1)	(1)
Ending balance	$127	$128	$139
Net charge-offs/(recoveries) to LHFI ratio (annualized) by loan type (1):
Residential first mortgage	0.05%	0.05%	0.11%
Home equity and other consumer	0.23%	0.23%	0.28%
Commercial real estate	—%	(0.02)%	(0.01)%
Commercial and industrial	0.02%	—%	(0.01)%

(1)	Excludes loans carried under the fair value option.

Nonperforming Loans and Assets
(Dollars in millions)
(Unaudited)

	March 31, 2019	December 31, 2018	March 31, 2018
Nonperforming LHFI	$14	$12	$14
Nonperforming TDRs	3	3	5
Nonperforming TDRs at inception but performing for less than six months	7	7	10
Total nonperforming LHFI and TDRs (1)	24	22	29
Real estate and other nonperforming assets, net	8	7	5
LHFS	$13	$10	$11
Total nonperforming assets	$45	$39	$45

Ratio of nonperforming assets to total assets (2)	0.17%	0.16%	0.19%
Ratio of nonperforming LHFI and TDRs to LHFI	0.24%	0.24%	0.35%
Ratio of nonperforming assets to LHFI and repossessed assets (2)	0.33%	0.32%	0.42%

(1)	Includes less than 90 day past due performing loans placed on nonaccrual. Interest is not being accrued on these loans.

(2)	Ratio excludes LHFS.

Asset Quality - Loans Held-for-Investment
(Dollars in millions)
(Unaudited)

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 days (1)	Total Past Due	Total Loans Held-for-Investment
March 31, 2019
Consumer loans	$6	$2	$24	$32	$4,329
Commercial loans	—	1	—	1	5,607
Total loans	$6	$3	$24	$33	$9,936
December 31, 2018
Consumer loans	$5	$2	$22	$29	$4,044
Commercial loans	—	—	—	—	5,044
Total loans	$5	$2	$22	$29	$9,088
March 31, 2018
Consumer loans	4	1	29	$34	$3,514
Commercial loans	—	—	—	—	4,620
Total loans	$4	$1	$29	$34	$8,134

(1)	Includes performing nonaccrual loans that are less than 90 days delinquent and for which interest cannot be accrued.

Troubled Debt Restructurings
(Dollars in millions)
(Unaudited)

	TDRs
	Performing	Nonperforming	Total
March 31, 2019
Consumer loans	$43	$10	$53
Commercial loans	—	—	—
Total TDR loans	$43	$10	$53
December 31, 2018
Consumer loans	$44	$10	$54
Total TDR loans	$44	$10	$54
March 31, 2018
Consumer loans	$44	$15	$59
Commercial loans	5	—	5
Total TDR loans	$49	$15	$64

Non-GAAP Reconciliation
(Dollars in millions)
(Unaudited)

In addition to analyzing the Company's results on a reported basis, management reviews the Company's results and the results on an adjusted basis. The non-GAAP measures presented in the tables below reflect the adjustments of the reported U.S.GAAP results for significant items that management does not believe are reflective of the Company's current and ongoing operations. The acquisition related expenses and hedging gains recognized in conjunction with the Well Fargo branch acquisition in 2018 are not reflective of our ongoing operations and, therefore, have been excluded from our U.S. GAAP results. The Company believes that tangible book value per share, tangible common equity to assets ratio, return on average tangible equity, adjusted return on average tangible equity, adjusted return on average assets, adjusted net income, adjusted basic and diluted earnings per share, adjusted noninterest expense, adjusted net interest income, adjusted net interest margin, adjusted income before taxes, adjusted provision for income taxes, adjusted efficiency ratio and adjusted HFI loan-to-deposit ratio provide a meaningful representation of its operating performance on an ongoing basis.

The following tables provide a reconciliation of non-GAAP financial measures.

Tangible book value per share and tangible common equity to assets ratio.

	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
	(Dollars in millions, except share data)
Total stockholders' equity	$1,574	$1,570	$1,518	$1,475	$1,427
Less: Goodwill and intangible assets	182	190	70	71	72
Tangible book value	$1,392	$1,380	$1,448	$1,404	$1,355

Number of common shares outstanding	56,480,086	57,749,464	57,625,439	57,598,406	57,399,993
Tangible book value per share	$24.65	$23.90	$25.13	$24.37	$23.62

Total assets	$19,445	$18,531	$18,697	$18,130	$17,736
Tangible common equity to assets ratio	7.16%	7.45%	7.74%	7.74%	7.65%

Return on average tangible equity, adjusted return on average tangible equity and adjusted return on average assets.

	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
	(Dollars in millions)
Net income	$36	$54	$35
Less: Intangible asset amortization	4	3	—
Tangible net income	$40	$57	$35

Total equity	$1,583	$1,548	$1,414
Less: Average goodwill and intangible assets	187	129	36
Total tangible equity	$1,396	$1,419	$1,378

Return on average equity	9.16%	13.98%	9.94%
Return on average tangible equity	11.55%	15.88%	10.21%
Adjustment to remove Wells Fargo acquisition costs	0.23%	3.32%	—%
Adjustment to remove hedging gains	—%	(6.76)%	—%
Adjusted return on average tangible equity	11.78%	12.44%	10.21%

Return on average assets	0.79%	1.17%	0.82%
Adjustment to remove Wells Fargo acquisition costs	0.01%	0.26%	—%
Adjustment to remove hedging gains	—%	(0.52)%	—%
Adjusted return on average assets	0.80%	0.91%	0.82%

Adjusted income before taxes, net income, provision for income taxes, basic earnings per share, diluted earnings per share, net interest income, net interest margin, noninterest expense and efficiency ratio.

	Three Months Ended
	March 31, 2019	December 31, 2018	September 30, 2018
	(Dollars in millions)
Income before income taxes	$44	$66	$60
Adjustment for Wells Fargo acquisition costs	1	14	1
Adjustment for hedging gains	—	(29)	—
Adjusted income before income taxes	$45	$51	$61

Provision for income taxes	$8	$12	$12
Tax impact on adjustment for Wells Fargo acquisition costs	—	2	—
Tax impact on adjustment for hedging gains	—	(5)	—
Adjusted provision for income taxes	$8	$9	$12

Net income	$36	$54	$48
Adjusted net income	$37	$42	$49

Weighted average common shares outstanding	56,897,799	57,628,561	57,600,360
Weighted average diluted common shares	57,586,100	58,385,354	58,332,598
Adjusted basic earnings per share	$0.65	$0.73	0.86
Adjusted diluted earnings per share	$0.64	$0.72	0.85

Total net interest income	$126	$152	124
Hedging gains	—	(29)	—
Adjusted total net interest income	$126	$123	$124

Average interest earning assets	$16,294	$16,391	$16,786
Net interest margin	3.09%	3.70%	2.93%
Adjusted net interest margin	3.09%	2.99%	2.93%

Total noninterest expense	$191	$189	$173
Wells Fargo acquisition costs	1	14	1
Adjusted total noninterest expense	$190	$175	$172

Efficiency ratio	81.3%	75.7%	74.6%
Adjustment to remove Wells Fargo acquisition costs	(0.5)%	(5.7)%	(0.5)%
Adjustment to remove hedging gains	—%	9.2%	—%
Adjusted efficiency ratio	80.8%	79.2%	74.1%

Adjusted HFI loan-to-deposit ratio.

	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
	(Dollars in millions, except share data)
Average LHFI	$9,164	$8,916	$8,872	$8,380	$7,487
Less: Warehouse loans	1,175	1,337	1,586	1,495	848
Adjusted average LHFI	$7,989	$7,579	$7,286	$6,885	$6,639

Average deposits	$12,906	$11,942	$11,336	$10,414	$9,371
Less: Custodial deposits	2,535	2,133	1,971	1,604	1,456
Adjusted average deposits	$10,371	$9,809	$9,365	$8,810	$7,915

HFI loan-to-deposit ratio	71.0%	74.7%	78.3%	80.5%	79.9%
Adjusted HFI loan-to-deposit ratio	77.0%	77.3%	77.8%	78.1%	83.9%